                               TATES CREEK VILLAGE
                            3051 KIRKLEVINGTON DRIVE
                               LEXINGTON, KENTUCKY

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                            AS OF NOVEMBER 19, 2003

                                  PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES (R) LOGO]

UNITED STATES                                                         INTERNATIONAL

Atlanta        Milwaukee     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]  Brazil          Mexico
Boston         Minneapolis                                            Canada          Morocco
Buffalo        New Orleans                                            China           Peru
Charlotte      New York             9441 LBJ Freeway Suite 114        Croatia         Philippines
Chicago        Oak Lawn                 Dallas, Texas 75243           Czech Republic  Poland
Cincinnati     Philadelphia                                           England         Portugal
Dallas         Pittsburgh            Telephone: (972)994-9100         Germany         Russia
Denver         Princeton             Fax: (972)994-0516               Greece          Spain
Detroit        Schaumburg                                             Hong Kong       Taiwan
Houston        St. Louis                                              Hungary         Thailand
Irvine         San Francisco                                          Italy           Turkey
Jacksonville   Seattle                                                Japan           Venezuela
Los Angeles

                                                               FEBRUARY 13, 2004

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: TATES CREEK VILLAGE
    3051 KIRKLEVINGTON DRIVE
    LEXINGTON, LEXINGTON-FAYETTE COUNTY, KENTUCKY

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 204 units with a total of 194,910 square feet of rentable area. The improvements were built in 1970. The improvements are situated on 12 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 89% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective November 19, 2003 is:

                                  ($6,500,000)

                              Respectfully submitted,
                              AMERICAN APPRAISAL ASSOCIATES, INC.

                              By: /s/ JEFF W. BRIGGS
February 13, 2004             Jeff Briggs, MAI
#053272                       Engagement Director, Real Estate Group
                              Commonwealth of Kentucky State Certified General
                                Real Property Appraiser #002611

Report By:
Daniel Salcedo
Commonwealth of Kentucky
Temporary Practice Permit #18794

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary....................................................    4
Introduction.........................................................    9
Area Analysis........................................................   11
Market Analysis......................................................   14
Site Analysis........................................................   15
Improvement Analysis.................................................   15
Highest and Best Use.................................................   16

                                    VALUATION

Valuation Procedure..................................................   17
Sales Comparison Approach............................................   19
Income Capitalization Approach.......................................   25
Reconciliation and Conclusion........................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Tates Creek Village
LOCATION:                     3051 Kirklevington Drive
                              Lexington, Kentucky

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                November 19, 2003
DATE OF REPORT:               February 13, 2004


PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

  Size:                    12 acres, or 522,720 square feet
  Assessor Parcel No.:     1262900
  Floodplain:              Community Panel No. 210067-0090 C (September 3, 1992)
                           Flood Zone X, an area outside the floodplain.
  Zoning:                  R-3 (Planned Neighborhood Residential)


BUILDING:

  No. of Units:            204 Units
  Total NRA:               194,910 Square Feet
  Average Unit Size:       955 Square Feet
  Apartment Density:       17.0 units per acre
  Year Built:              1970

UNIT MIX AND MARKET RENT:

                              GROSS RENTAL INCOME PROJECTION

--------------------------------------------------------------------------
                                       Market Rent
                           Square    ---------------  Monthly     Annual
        Unit Type           Feet     Per Unit Per SF  Income      Income
--------------------------------------------------------------------------
1Br/1Ba - A                   640      $520    $0.81  $ 16,640  $  199,680
1Br/1Ba - B                   720      $540    $0.75  $ 24,300  $  291,600
1Br/1Ba - w/ Large Frt Dr     720      $560    $0.78  $  3,920  $   47,040
1Br/1Ba - w/o Large Frt       720      $560    $0.78  $    560  $    6,720
1Br/1Ba - B                   720      $560    $0.78  $ 17,360  $  208,320
2Br/1.5 - C                 1,200      $700    $0.58  $ 21,700  $  260,400
3Br/1.5Ba-D                 1,250      $720    $0.58  $ 22,320  $  267,840
3Br/2.5 Ba -E               1,500      $900    $0.60  $  5,400  $   64,800
3Br/2.5 Ba -F               1,550      $950    $0.61  $ 17,100  $  205,200
1Br/1Ba - Efficiency          550      $450    $0.82  $    900  $   10,800
                            -----      ----    -----  --------  ----------
                                               Total  $130,200  $1,562,400
==========================================================================

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

OCCUPANCY:                              89%
ECONOMIC LIFE:                          45 Years
EFFECTIVE AGE:                          30 Years
REMAINING ECONOMIC LIFE:                15 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              [SUBJECT PHOTOGRAPHS]

               [PICTURE]                            [PICTURE]

               EXTERIOR                       EXTERIOR - LANDSCAPE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:               Hold for future multi-family development
  As Improved:             Continuation as its current use

METHOD OF VALUATION:       In this instance, the Sales Comparison and Income
                           Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                         Amount               $/Unit
                                         ------               ------
DIRECT CAPITALIZATION
Potential Rental Income                  $1,562,400           $7,659
Effective Gross Income                   $1,461,240           $7,163
Operating Expenses                       $726,882             $3,563              49.7% of EGI
Net Operating Income:                    $673,158             $3,300

Capitalization Rate                      10.50%

DIRECT CAPITALIZATION VALUE              $6,400,000 *         $31,373 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                           10 years
2002 Economic Vacancy                    14%
Stabilized Vacancy & Collection Loss:    10%
Lease-up / Stabilization Period          N/A
Terminal Capitalization Rate             11.50%
Discount Rate                            12.50%
Selling Costs                            2.00%
Growth Rates:
     Income                              3.00%
     Expenses:                           3.00%
DISCOUNTED CASH FLOW VALUE               $6,800,000 *         $33,333 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $6,500,000           $31,863 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
     Range of Sales $/Unit (Unadjusted)  $26,180 to $50,702
     Range of Sales $/Unit (Adjusted)    $26,180 to $34,653
VALUE INDICATION - PRICE PER UNIT        $6,600,000 *         $32,353 / UNIT

EGIM ANALYSIS
     Range of EGIMs from Improved Sales  4.41 to 8.11
     Selected EGIM for Subject           4.25
     Subject's Projected EGI             $ 1,461,240
EGIM ANALYSIS CONCLUSION                 $6,200,000 *         $30 ,392 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $6,500,000 *         $31,863 / UNIT

RECONCILED SALES COMPARISON VALUE        $6,500,000 *         $31,863 / UNIT

-------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                      $6,600,000
     NOI Per Unit                        $6,500,000
     EGIM Multiplier                     $6,200,000
INDICATED VALUE BY SALES COMPARISON      $6,500,000     $31,863 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:       $6,400,000
     Discounted Cash Flow Method:        $6,800,000
INDICATED VALUE BY THE INCOME APPROACH   $6,500,000     $31,863 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $6,500,000     $31,863 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 3051 Kirklevington Drive, Lexington, Lexington-Fayette County, Kentucky. Lexington-Fayette County identifies it as tax parcel number 1262900.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Daniel Salcedo on November 19, 2003. Jeff Briggs, MAI has not made a personal inspection of the subject property. Daniel Salcedo performed the research, valuation analysis and wrote the report. Jeff Briggs, MAI reviewed the report and concurs with the value. Both, Jeff Briggs, MAI and Daniel Salcedo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of November 19, 2003. The date of the report is February 13, 2004.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

     MARKETING PERIOD:                   6 to 12 months
     EXPOSURE PERIOD:                    6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 3. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years. The subject has been listed for sale for approximately six months at a listed price of $7,050,000. However, the potential buyer wanted a lower price due to maintenance issues and the deal fell through.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Lexington, Kentucky. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East     - Alumni Road
West     - SH-27
South    - Man of War Blvd
North    - Loop 4

MAJOR EMPLOYERS

Major employers in the subject's area include University of Kentucky, Toyota Motor Manufacturing, Lexmark International, Fayette County Public School District, University of Kentucky Hospital, Lexington-Fayette Urban Government Central Baptist Hospital, Saint Joseph Hospital, and Kentucky Utilities. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                           NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                              ----------------------------------------
CATEGORY                      1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS     MSA
--------                      ------------  ------------  ------------     ---
POPULATION TRENDS
Current Population                 10,881        64,181       151,323    491,951
5-Year Population                  11,036        65,845       156,585    525,624
% Change CY-5Y                        1.4%          2.6%          3.5%       6.8%
Annual Change CY-5Y                   0.3%          0.5%          0.7%       1.4%

HOUSEHOLDS
Current Households                  4,664        25,740        63,128    198,231
5-Year Projected Households         4,811        27,312        67,171    217,751
% Change CY - 5Y                      3.2%          6.1%          6.4%       9.8%
Annual Change CY-5Y                   0.6%          1.2%          1.3%       2.0%

INCOME TRENDS
Median Household Income       $    28,955   $    28,621   $    34,386   $ 37,645
Per Capita Income             $    17,919   $    17,383   $    22,221   $ 22,105
Average Household Income      $    41,425   $    42,749   $    53,396   $ 54,857

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                              ----------------------------------------
CATEGORY                      1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS   MSA
--------                      ------------  ------------  ------------   ---
HOUSING TRENDS
% of Households Renting         53.55%         47.95%        41.26%     37.32%
5-Year Projected % Renting      53.59%         48.16%        41.13%     37.02%

% of Households Owning          38.10%         44.60%        50.62%     56.12%
5-Year Projected % Owning       38.45%         44.87%        51.27%     56.94%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Loop 4

South  - Apartments

East   - Apartments

West   - Apartments

CONCLUSIONS

The subject is well located within the city of Lexington. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                 MARKET ANALYSIS

The subject property is located in the city of Lexington in Lexington-Fayette County. The overall pace of development in the subject's market is more or less stable. Any new development is minimal with most expected growth towards the south of the subject. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period                  Region         Submarket
------                  ------         ---------
 2002                    8.2%            8.5%
 2003                    9.9%            8.4%

CB Richard Ellis

Occupancy trends in the subject's market are a stable. Historically speaking, the subject's submarket has equated the overall market. Historically stabilized occupancy is around 91.0% to 92.0% with current occupancy at 90.1%. Employment is expected to slowly recover in the coming year thus triggering a slight increase in occupancy.

Market rents in the subject's market have been following stable trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period           Region         % Change        Submarket        % Change
------           ------         --------        ---------        --------
 2002             $715              -             $518               -
 2003             $723            1.1%            $521             0.6%

Reis, Inc.

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

No.         Property Name         Units  Ocpy.  Year Built      Proximity to subject
---         -------------         -----  -----  ----------      --------------------
R-1      Breckinridge Court        382    91%      1987     1-mile south of the subject
R-2      Chinoe Creek              356    93%      1983     2-miles northeast of subject
R-3      Sonnet Cove Apartments    332    90%      1972     3 miles northeast of the subject
R-4      Patchen Place             202    93%      1973     3 miles northeast of subject
R-5      Old Farm Apartments       330    91%      1985     1 mile south of subject
Subject  Tates Creek Village       204    89%      1970

Market rental rates are expected to remain stable in the next year.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 15
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                    12 acres, or 522,720 square feet
Shape                        Irregular
Topography                   Level
Utilities                    All necessary utilities are available to the site.
Soil Conditions              Stable
Easements Affecting Site     None other than typical utility easements
Overall Site Appeal          Good
Flood Zone:
  Community Panel            210067-0090 C, dated September 3, 1992
  Flood Zone                 Zone X
Zoning                       R-3, the subject improvements represent a legal conforming use of the site.

REAL ESTATE TAXES

                                  ASSESSED VALUE - 2002
                               ----------------------------             TAX RATE /    PROPERTY
PARCEL NUMBER                  LAND      BUILDING     TOTAL             MILL RATE      TAXES
-------------                  ----      --------     -----             ---------      -----
   1262900                  $1,220,000  $4,880,000  $6,100,000           0.00958      $58,408

IMPROVEMENT ANALYSIS

Year Built                   1970
Number of Units              204
Net Rentable Area            194,910 Square Feet
Construction:
 Foundation                  Concrete pier and beam
 Frame                       Wood frame
 Exterior Walls              Wood or vinyl siding
 Roof                        Built-up asphalt with or without gravel over a wood truss
                             structure
Project Amenities            Amenities at the subject include a swimming pool, sand
                             volleyball, tennis court, gym room, tanning room, meeting
                             hall, laundry room, and parking area.
Unit Amenities               Individual unit amenities include washer dryer connections.
                             Appliances available in each unit include a refrigerator,
                             stove, dishwasher, water heater, garbage disposal, and oven

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

Unit Mix:

                                                  Unit Area
       Unit Type             Number of Units      (Sq. Ft.)
       ---------             ---------------      ---------
1Br/1Ba - A                        32                640
1Br/1Ba - B                        45                720
1Br/1Ba - w/ Large Frt Dr           7                720
1Br/1Ba - w/o Large Frt Dr          1                720
1Br/1Ba - B                        31                720
2Br/1.5 - C                        31              1,200
3 Br/1.5Ba -D                      31              1,250
3 Br/2.5 Ba -E                      6              1,500
3 Br/2.5 Ba -F                     18              1,550
IBr/1Ba - Efficiency                2                550

Overall Condition                   Average
Effective Age                       30 years
Economic Life                       45 years
Remaining Economic Life             15 years
Deferred Maintenance                None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1970 and consist of a 204-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 17
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 19
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                            COMPARABLE                   COMPARABLE
           DESCRIPTION                       SUBJECT                          I - 1                        I - 2
--------------------------------  -----------------------------  -----------------------------  ---------------------------
  Property Name                   Tates Creek Village            Breckinridge Court             Chinoe Creek Apartments

LOCATION:
  Address                         3051 Kirklevington Drive       420-430 Redding Road           3520-3558 Creekwood Drive

  City, State                     Lexington, Kentucky            Lexington, KY                  Lexington, KY
  County                          Lexington-Fayette              Fayette-Lexington              Fayette-Lexington
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          194,910                        268,650                        297,810
  Year Built                      1970                           1987                           1983
  Number of Units                 204                            382                            356
  Unit Mix:                                Type           Total   Type                   Total   Type               Total
                                  1Br/1Ba - A               32   1Br/1Ba                  246   1Br/1Ba              180
                                  1Br/1Ba - B               45   2Br/2Ba                  136   2Br/2Ba              176
                                  1Br/1Ba - w/Large Frt      7
                                  1Br/1Ba - w/o Large Frt    1
                                  1Br/1Ba - B               31
                                  2Br/1.5 - C               31
                                  3 Br/1.5 Ba - D           31
                                  3 Br/2.5 Ba - E            6
                                  3 Br/2.5 Ba - F           18
                                  1Br/1Ba - Efficiency       2

  Average Unit Size (SF)          955                            703                            837
  Land Area (Acre)                12.0000                        15.7200                        28.1300
  Density (Units/Acre)            17.0                           24.3                           12.7
  Parking Ratio (Spaces/Unit)     1.00                           1.00                           1.00
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered           Open, Covered                  Open, Covered
CONDITION:                        Good                           Average                        Good
APPEAL:                           Average                        Good                           Good
AMENITIES:
  Pool/Spa                        Yes/No                         Yes/Yes                        Yes/Yes
  Gym Room                        Yes                            Yes                            Yes
  Laundry Room                    Yes                            Yes                            Yes
  Secured Parking                 No                             No                             No
  Sport Courts                    Yes                            Yes                            Yes
  Washer/Dryer Connection         Yes                            Yes                            Yes

OCCUPANCY:                        89%                            91%                            93%
TRANSACTION DATA:
  Sale Date                                                      September, 2003                May, 2003
  Sale Price ($)                                                 $17,800,000                    $18,050,000
  Grantor                                                        Capreit Breckinridge LP        Lexington Oxford Associates

  Grantee                                                        Breckinridge Court Associates  Sr Chinoe Creek Holdings

  Sale Documentation                                             Book 2399, Page 736            N/A
  Verification                                                   Nelson S. Keesey               Nelson S. Keesey
  Telephone Number                                               859.246.2722                   859.246.2722
ESTIMATED PRO-FORMA:                                             Total $      $/Unit     $/SF    Total $     $/Unit   $/SF
                                                                 ----------   ------     -----  ----------   ------   -----
  Potential Gross Income                                         $2,667,888   $6,984     $9.93  $2,388,048   $6,708   $8.02
  Vacancy/Credit Loss                                            $  215,303   $  564     $0.80  $  161,182   $  453   $0.54
                                                                 ----------   ------     -----  ----------   ------   -----
  Effective Gross Income                                         $2,452,585   $6,420     $9.13  $2,226,866   $6,255   $7.48
  Operating Expenses                                             $  825,514   $2,161     $3.07  $  779,403   $2,189   $2.62
                                                                 ----------   ------     -----  ----------   ------   -----
  Net Operating Income                                           $1,627,071   $4,259     $6.06  $1,447,463   $4,066   $4.86
                                                                 ----------   ------     -----  ----------   ------   -----
NOTES:                                                           None                           None

  PRICE PER UNIT                                                              $46,597                        $50,702
  PRICE PER SQUARE FOOT                                                       $ 66.26                        $ 60.61
  EXPENSE RATIO                                                                  33.7%                          35.0%
  EGIM                                                                           7.26                           8.11
  OVERALL CAP RATE                                                               9.14%                          8.02%
  Cap Rate based on Pro Forma or Actual Income?                              PRO FORMA                     PRO FORMA

                                           COMPARABLE                COMPARABLE                  COMPARABLE
           DESCRIPTION                       I - 3                     I - 4                       I - 5
--------------------------------  -------------------------  --------------------------  -------------------------
  Property Name                   Cloisters Apartments       Patchen Place               Old Farm Apartments

LOCATION:
  Address                         3501-3550 Pimilco Parkway  200 Patchen Drive           3751 Appian Way

  City, State                     Lexington, KY              Lexington, KY               Lexington, KY
  County                          Fayette-Lexington          Fayette-Lexington           Fayette-Lexington
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          242,253                    166,080                     281,244
  Year Built                      1972                       1973                        1985
  Number of Units                 228                        202                         330
  Unit Mix:                        Type               Total   Type                Total   Type             Total
                                  1Br/1Ba               60   1Br/1Ba               88    1Br/1Ba            144
                                  2Br/2Ba              132   2Br/2Ba               94    2Br/2Ba            186
                                  3Br/2Ba               36   3Br/2Ba               20

  Average Unit Size (SF)          1,063                      822                         852
  Land Area (Acre)                15.4800                    13.7500                     18.8300
  Density (Units/Acre)            14.7                       14.7                        17.5
  Parking Ratio (Spaces/Unit)     1.00                       1.00                        1.00
  Parking Type (Gr., Cov., etc.)  Open, Covered              Garage, Open, Covered       Open, Covered
CONDITION:                        Average                    Very Good                   Very Good
APPEAL:                           Average                    Average                     Very Good
AMENITIES:
  Pool/Spa                        Yes/Yes                    Yes/Yes                     Yes/Yes
  Gym Room                        Yes                        Yes                         Yes
  Laundry Room                    Yes                        Yes                         No
  Secured Parking                 No                         No                          No
  Sport Courts                    No                         Yes                         Yes
  Washer/Dryer Connection         Yes                        Yes                         Yes

OCCUPANCY:                        90%                        93%                         91%
TRANSACTION DATA:
  Sale Date                       October, 2003              October, 2003               February, 2003
  Sale Price ($)                  $5,969,000                 $7,000,000                  $12,927,793
  Grantor                         Bruce C/ Strohn, et al     National Property Investors Aimco Old Farm

  Grantee                         Aslan Cloisters            Vermeil                     Socrates Associates

  Sale Documentation              Book 2406, Page 329        Book 2410, Page 35          Book 2345, Page 306
  Verification                    Nelson S. Keesey           Nelson S. Keesey            Nelson S. Keesey
  Telephone Number                859.246.2722               859.246.2722                859.246.2722
ESTIMATED PRO-FORMA:               Total $    $/Unit  $/SF    Total $    $/Unit   $/SF    Total $    $/Unit  $/SF
                                  ----------  ------  -----  ----------  ------   -----  ----------  ------  -----
  Potential Gross Income          $1,504,800  $6,600  $6.21  $1,306,536  $6,468   $7.87  $2,174,040  $6,588  $7.73
  Vacancy/Credit Loss             $  150,480  $  660  $0.62  $   91,457  $  453   $0.55  $  195,663  $  593  $0.70
                                  ----------  ------  -----  ----------  ------   -----  ----------  ------  -----
  Effective Gross Income          $1,354,320  $5,940  $5.59  $1,215,079  $6,015   $7.32  $1,978,377  $5,995  $7.03
  Operating Expenses              $  612,987  $2,689  $2.53  $  486,031  $2,406   $2.93  $  791,350  $2,398  $2.81
                                  ----------  ------  -----  ----------  ------   -----  ----------  ------  -----
  Net Operating Income            $  741,333  $3,251  $3.06  $  729,048  $3,609   $4.39  $1,187,027  $3,597  $4.22
                                  ----------  ------  -----  ----------  ------   -----  ----------  ------  -----
NOTES:                            None                       None                        None

  PRICE PER UNIT                              $26,180                    $34,653                     $39,175
  PRICE PER SQUARE FOOT                       $ 24.64                    $ 42.15                     $ 45.97
  EXPENSE RATIO                                  45.3%                      40.0%                       40.0%
  EGIM                                           4.41                       5.76                        6.53
  OVERALL CAP RATE                              12.42%                     10.41%                       9.18%
  Cap Rate based on Pro Forma or
Actual Income?                               PRO FORMA                  PRO FORMA                   PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $26,180 to $50,702 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $26,180 to $34,653 per unit with a mean or average adjusted price of $31,158 per unit. The median adjusted price is $32,618 per unit. Based on the following analysis, we have concluded to a value of $32,500 per unit, which results in an "as is" value of $6,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

SALES ADJUSTMENT GRID

                                                                     COMPARABLE                COMPARABLE
            DESCRIPTION                       SUBJECT                  I - 1                     I - 2
-----------------------------------  ------------------------  ----------------------  -------------------------
  Property Name                      Tates Creek Village       Breckinridge Court      Chinoe Creek Apartments

  Address                            3051 Kirklevington Drive  420-430 Redding Road    3520-3558 Creekwood Drive

  City                               Lexington, Kentucky       Lexington, KY           Lexington, KY
  Sale Date                                                    September, 2003         May, 2003
  Sale Price ($)                                               $17,800,000             $18,050,000
  Net Rentable Area (SF)             194,910                   268,650                 297,810
  Number of Units                    204                       382                     356
  Price Per Unit                                               $46,597                 $50,702
  Year Built                         1970                      1987                    1983
  Land Area (Acre)                   12.0000                   15.7200                 28.1300
VALUE ADJUSTMENTS                       DESCRIPTION               DESCRIPTION    ADJ.     DESCRIPTION       ADJ.
  Property Rights Conveyed           Fee Simple Estate         Fee Simple Estate  0%   Fee Simple Estate     0%
  Financing                                                    Cash To Seller     0%   Cash To Seller        0%
  Conditions of Sale                                           Arm's Length       0%   Arm's Length          0%
  Date of Sale (Time)                                          09-2003            0%   05-2003               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                   $46,597                   $50,702
  Location                                                     Comparable         0%   Comparable            0%
  Number of Units                    204                       382              -10%   356                 -10%
  Quality / Appeal                   Good                      Superior         -15%   Superior            -15%
  Age / Condition                    1970                      1987 / Average   -10%   1983 / Good         -10%
  Occupancy at Sale                  89%                       91%                0%   93%                   0%
  Amenities                          Good                      Comparable         0%   Comparable            0%
  Average Unit Size (SF)             955                       703                5%   837                   0%
PHYSICAL ADJUSTMENT                                                             -30%                       -35%
FINAL ADJUSTED VALUE ($/UNIT)                                         $32,618                   $32,956

                                             COMPARABLE               COMPARABLE               COMPARABLE
            DESCRIPTION                        I - 3                    I - 4                    I - 5
-----------------------------------  -------------------------  ----------------------  -----------------------
  Property Name                      Cloisters Apartments       Patchen Place           Old Farm Apartments

  Address                            3501-3550 Pimilco Parkway  200 Patchen Drive       3751 Appian Way

  City                               Lexington, KY              Lexington, KY           Lexington, KY
  Sale Date                          October, 2003              October, 2003           February, 2003
  Sale Price ($)                     $5,969,000                 $7,000,000              $12,927,793
  Net Rentable Area (SF)             242,253                    166,080                 281,244
  Number of Units                    228                        202                     330
  Price Per Unit                     $26,180                    $34,653                 $39,175
  Year Built                         1972                       1973                    1985
  Land Area (Acre)                   15.4800                    13.7500                 18.8300
VALUE ADJUSTMENTS                       DESCRIPTION       ADJ.     DESCRIPTION    ADJ.     DESCRIPTION     ADJ.
  Property Rights Conveyed           Fee Simple Estate     0%   Fee Simple Estate  0%   Fee Simple Estate   0%
  Financing                          Cash To Seller        0%   Cash To Seller     0%   Cash To Seller      0%
  Conditions of Sale                 Arm's Length          0%   Arm's Length       0%   Arm's   Length      0%
  Date of Sale (Time)                10-2003               0%   10-2003            0%   02-2003             0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $26,180                 $34,653                  $39,175
  Location                           Comparable            0%   Comparable         0%   Comparable          0%
  Number of Units                    228                   0%   202                0%   330               -10%
  Quality / Appeal                   Comparable            0%   Comparable         0%   Superior          -15%
  Age / Condition                    1972 / Average        0%   1973 / Very Good   0%   1985 / Very Good  -10%
  Occupancy at Sale                  90%                   0%   93%                0%   91%                10%
  Amenities                          Comparable            0%   Comparable         0%   Comparable          0%
  Average Unit Size (SF)             1,063                 0%   822                0%   852                 0%
PHYSICAL ADJUSTMENT                                        0%                      0%                     -25%
FINAL ADJUSTED VALUE ($/UNIT)                  $26,180                 $34,653                  $29,381

SUMMARY

VALUE RANGE (PER UNIT)                 $26,180 TO $34,653
MEAN (PER UNIT)                        $31,158
MEDIAN (PER UNIT)                      $32,618
VALUE CONCLUSION (PER UNIT)            $32,500

VALUE INDICATED BY SALES COMPARISON APPROACH                  $6,630,000
ROUNDED                                                       $6,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                               NOI PER UNIT COMPARISON
                               -----------------------
                    SALE PRICE               NOI/      SUBJECT NOI
COMPARABLE  NO. OF  ----------           ----------   --------------  ADJUSTMENT  INDICATED
    NO.     UNITS   PRICE/UNIT    OAR     NOI/UNIT    SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
----------  ------  -----------  ------  -----------  --------------  ----------  ----------
   I-1       382    $17,800,000   9.14%   $1,627,071     $673,158       0.775      $36,099
                    $    46,597           $    4,259     $  3,300
   I-2       356    $18,050,000   8.02%   $1,447,463     $673,158       0.812      $41,149
                    $    50,702           $    4,066     $  3,300
   I-3       228    $ 5,969,000  12.42%   $  741,333     $673,158       1.015      $26,569
                    $    26,180           $    3,251     $  3,300
   I-4       202    $ 7,000,000  10.41%   $  729,048     $673,158       0.914      $31,683
                    $    34,653           $    3,609     $  3,300
   I-5       330    $12,927,793   9.18%   $1,187,027     $673,158       0.917      $35,938
                    $    39,175           $    3,597     $  3,300

                 PRICE/UNIT
                 ----------
  Low         High    Average     Median

$26,569     $41,149   $34,288    $35,938

  VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
  ------------------------------------------------
Estimated Price Per Unit                 $   32,000
                                         ----------
Number of Units                                 204

                                         ----------


Value Based on NOI Analysis              $6,528,000
                                Rounded  $6,500,000

The adjusted sales indicate a range of value between $26,569 and $41,149 per unit, with an average of $34,288 per unit. Based on the subject's competitive position within the improved sales, a value of $32,000 per unit is estimated. This indicates an "as is" market value of $6,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
                  --------------------------------------------
                    SALE PRICE
COMPARABLE  NO. OF  -----------   EFFECTIVE    OPERATING             SUBJECT
   NO.      UNITS   PRICE/UNIT   GROSS INCOME   EXPENSE    OER    PROJECTED OER   EGIM
----------  ------  -----------  ------------  ---------  ------  --------------  ----
   I-1       382    $17,800,000   $2,452,585   $ 825,514  33.66%                  7.26
                    $    46,597
   I-2       356    $18,050,000   $2,226,866   $ 779,403  35.00%                  8.11
                    $    50,702
   I-3       228    $ 5,969,000   $1,354,320   $ 612,987  45.26%      49.74%      4.41
                    $    26,180
   I-4       202    $ 7,000,000   $1,215,079   $ 486,031  40.00%                  5.76
                    $    34,653
   I-5       330    $12,927,793   $1,978,377   $ 791,350  40.00%                  6.53
                    $    39,175

                 EGIM
                 ----
Low          High    Average      Median

4.41         8.11     6.41         6.53

VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
--------------------------------------------------
Estimate EGIM                                 4.25
                                        ----------
Subject EGI                             $1,461,240

                                        ----------

Value Based on EGIM Analysis            $6,210,270
                                Rounded $6,200,000

                      Value Per Unit    $   30,392

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 49.74% before reserves. The comparable sales indicate a range of expense ratios from 33.66% to 45.26%, while their EGIMs range from 4.41 to 8.11. Overall, we conclude to an EGIM of 4.25, which results in an "as is" value estimate in the EGIM Analysis of $6,200,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,500,000.

Price Per Unit                                        $6,600,000
NOI Per Unit                                          $6,500,000
EGIM Analysis                                         $6,200,000

Sales Comparison Conclusion                           $6,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 25
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                             Average
                            Unit Area  ----------------
        Unit Type           (Sq. Ft.)  Per Unit  Per SF  %Occupied
--------------------------  ---------  --------  ------  ---------
1Br/1Ba - A                    640       $519    $ 0.81    83.3%
1Br/1Ba - B                    720       $539    $ 0.75    75.0%
1Br/1Ba - w/ Large Frt Dr      720       $519    $ 0.72    85.7%
1Br/1Ba - w/o Large Frt Dr     720       $539    $ 0.75   100.0%
1Br/1Ba - B                    720       $559    $ 0.78   100.0%
2Br/1.5 - C                   1200       $729    $ 0.61    95.7%
3 Br/1.5 Ba -D                1250       $749    $ 0.60    96.6%
3 Br/2.5 Ba -E                1500       $919    $ 0.61   100.0%
3 Br/2.5 Ba -F                1550       $949    $ 0.61    88.9%
1Br/1Ba - Efficiency           550       $449    $ 0.82   100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                 RENT ANALYSIS

                                                                              COMPARABLE RENTS
                                                       ------------------------------------------------------------
                                                           R-1           R-2           R-3        R-4       R-5
                                                       ------------------------------------------------------------
                                                       Breckinridge                Sonnet Cove  Patchen   Old Farm
                                                           Court     Chinoe Creek  Apartments    Place   Apartments
                                                       ------------------------------------------------------------
                                     SUBJECT  SUBJECT                      COMPARISON TO SUBJECT
                    SUBJECT UNIT      ACTUAL   ASKING  ------------------------------------------------------------
 DESCRIPTION           TYPE           RENT     RENT      Superior      Superior      Similar    Superior  Superior    MIN    MAX
---------------------------------------------------------------------------------------------------------------------------------
Monthly Rent    1Br/1Ba - A          $   519  $   519    $   582        $  559       $  510      $  499    $  655   $  499 $  655
Unit Area (SF)                           640      640        708           676          650         656       635      635    708
Monthly Rent
 Per Sq. Ft.                         $  0.81  $  0.81    $  0.82        $ 0.83       $ 0.78      $ 0.76    $ 1.03   $ 0.76 $ 1.03

Monthly Rent    1Br/1Ba - B          $   539  $   539                                            $  599             $  599 $  599
Unit Area (SF)                           720      720                                               919                919    919
Monthly Rent
 Per Sq. Ft.                         $  0.75  $  0.75                                            $ 0.65             $ 0.65 $ 0.65

Monthly Rent    1Br/1Ba - w/ Large   $   559  $   559                   $  629                             $  775   $  629 $  775
Unit Area (SF)  Frt Dr                   720      720                    1,000                                759      759  1,000
Monthly Rent
 Per Sq. Ft.                         $  0.78  $  0.78                   $ 0.63                             $ 1.02   $ 0.63 $ 1.02

Monthly Rent    1Br/1Ba - w/o Large  $   559  $   559
Unit Area (SF)  Frt Dr                   720      720
Monthly Rent
 Per Sq. Ft.                         $  0.78  $  0.78

Monthly Rent    1Br/1Ba - B          $   559  $   559
Unit Area (SF)                           720      720
Monthly Rent
 Per Sq. Ft.                         $  0.78  $  0.78

Monthly Rent    2Br/1.5 - C          $   729  $   729    $   774                     $  599      $  689             $  599 $  774
Unit Area (SF)                         1,200    1,200      1,080                      1,050       1,100              1,050  1,100
Monthly Rent
 Per Sq. Ft.                         $  0.61  $  0.61    $  0.72                     $ 0.57      $ 0.63             $ 0.57 $ 0.72

Monthly Rent    3 Br/1.5 Ba -D       $   749  $   749                                $  727                         $  727 $  727
Unit Area (SF)                         1,250    1,250                                 1,200                          1,200  1,200
Monthly Rent
 Per Sq. Ft.                         $  0.60  $  0.60                                $ 0.61                         $ 0.61 $ 0.61

Monthly Rent    3 Br/2.5 Ba -E       $   919  $   919                                $  804                         $  804 $  804
Unit Area (SF)                         1,500    1,500                                 1,400                          1,400  1,400
Monthly Rent
 Per Sq. Ft.                         $  0.61  $  0.61                                $ 0.57                         $ 0.57 $ 0.57

Monthly Rent    3 Br/2.5 Ba -F       $   949  $   949
Unit Area (SF)                         1,550    1,550
Monthly Rent
 Per Sq. Ft.                         $  0.61  $  0.61

Monthly Rent    1Br/1Ba -            $   449  $   449
                Efficiency
Unit Area (SF)                           550      550
Monthly Rent
 Per Sq. Ft.                         $  0.82  $  0.82

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                            GROSS RENTAL INCOME PROJECTION

                                                           Market Rent
                                             Unit Area  ----------------  Monthly     Annual
        Unit Type           Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
----------------------------------------------------------------------------------------------
1Br/1Ba - A                       32             640     $  520   $ 0.81  $ 16,640  $  199,680
1Br/1Ba - B                       45             720     $  540   $ 0.75  $ 24,300  $  291,600
1Br/1Ba - w/ Large Frt Dr          7             720     $  560   $ 0.78  $  3,920  $   47,040
1Br/1Ba - w/o Large Frt Dr         1             720     $  560   $ 0.78  $    560  $    6,720
1Br/1Ba - B                       31             720     $  560   $ 0.78  $ 17,360  $  208,320
2Br/1.5 - C                       31           1,200     $  700   $ 0.58  $ 21,700  $  260,400
3 Br/1.5 Ba -D                    31           1,250     $  720   $ 0.58  $ 22,320  $  267,840
3 Br/2.5 Ba -E                     6           1,500     $  900   $ 0.60  $  5,400  $   64,800
3 Br/2.5 Ba -F                    18           1,550     $  950   $ 0.61  $ 17,100  $  205,200
1Br/1Ba - Efficiency               2             550     $  450   $ 0.82  $    900  $   10,800
                                                                          --------  ----------
                                                                  Total   $130,200  $1,562,400
                                                                          ========  ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

SUMMARY OF HISTORICAL INCOME & EXPENSES

                         FISCAL YEAR      2000     FISCAL YEAR    2001    FISCAL YEAR    2002     FISCAL YEAR    2003
                         ------------------------  ---------------------  ----------------------  ---------------------
                                  ACTUAL                    ACTUAL                 ACTUAL           MANAGEMENT BUDGET
                         ------------------------  ---------------------  ----------------------  ---------------------
      DESCRIPTION           TOTAL       PER UNIT      TOTAL     PER UNIT     TOTAL     PER UNIT      TOTAL     PER UNIT
-----------------------------------------------------------------------------------------------------------------------
Revenues
 Rental Income           $ 1,555,640   $    7,626  $ 1,675,314   $8,212   $ 1,055,779  $   5,175  $ 1,303,760  $  6,391

 Vacancy                 $    94,724   $      464  $   101,500   $  498   $   130,055  $     638  $    87,270  $    428
 Credit Loss/Concessions $    84,916   $      416  $    29,802   $  146   $    14,540  $      71  $    16,200  $     79
                         ----------------------------------------------------------------------------------------------
  Subtotal               $   179,640   $      881  $   131,302   $  644   $   144,595  $     709  $   103,470  $    507

 Laundry Income          $     6,445   $       32  $     5,046   $   25   $     2,418  $      12  $     3,000  $     15
 Garage Revenue          $         0   $        0  $         0   $    0   $         0  $       0  $         0  $      0
 Other Misc. Revenue     $    53,960   $      265  $    50,387   $  247   $    36,790  $     180  $    54,400  $    267
                         ----------------------------------------------------------------------------------------------
  Subtotal Other Income  $    60,405   $      296  $    55,433   $  272   $    39,208  $     192  $    57,400  $    281

                         ----------------------------------------------------------------------------------------------
Effective Gross Income   $ 1,436,405   $    7,041  $ 1,599,445   $7,840   $   950,392  $   4,659  $ 1,257,690  $  6,165

Operating Expenses
 Taxes                   $    49,411   $      242  $    50,840   $  249   $    48,080  $     236  $    53,507  $    262
 Insurance               $    19,459   $       95  $    25,831   $  127   $    22,606  $     111  $    27,074  $    133
 Utilities               $   262,452   $    1,287  $   318,225   $1,560       187,126  $     917  $   221,200  $  1,084
 Repair & Maintenance    $   109,437   $      536  $   113,595   $  557   $    71,236  $     349  $    96,205  $    472
 Cleaning                $    21,074   $      103  $    28,996   $  142   $     4,350  $      21  $         0  $      0
 Landscaping             $         0   $        0  $         0   $    0   $         0  $       0  $         0  $      0
 Security                $         0   $        0  $         0   $    0   $         0  $       0  $         0  $      0
 Marketing & Leasing     $    34,468   $      169  $    32,576   $  160   $    12,512  $      61  $    16,500  $     81
 General Administrative  $   193,249   $      947  $   201,775   $  989   $    92,767  $     455  $   125,650  $    616
 Management              $    76,446   $      375  $    79,895   $  392   $    47,985  $     235  $    61,835  $    303
 Miscellaneous           $         0   $        0  $         0   $    0   $         0  $       0  $         0  $      0

                         ----------------------------------------------------------------------------------------------
Total Operating Expenses $   765,996   $    3,755  $   851,733   $4,175   $   486,662  $   2,386  $   601,971  $  2,951

 Reserves                $         0   $        0  $         0   $    0   $         0  $       0  $         0  $      0

                         ----------------------------------------------------------------------------------------------
Net Income               $   670,409   $    3,286  $   747,712   $3,665   $   463,730  $   2,273  $   655,719  $  3,214

                          ANNUALIZED      2003
                         -----------------------
                               PROJECTION                AAA PROJECTION
                         -----------------------  ---------------------------
      DESCRIPTION            TOTAL     PER UNIT      TOTAL    PER UNIT    %
-----------------------------------------------------------------------------
Revenues
 Rental Income           $  1,602,792  $   7,857  $1,562,400   $7,659   100.0%

 Vacancy                 $    169,303  $     830  $  124,992   $  613     8.0%
 Credit Loss/Concessions $     73,715  $     361  $   31,248   $  153     2.0%
                         ----------------------------------------------------
  Subtotal               $    243,018  $   1,191  $  156,240   $  766    10.0%

 Laundry Income          $        581  $       3  $    2,040   $   10     0.1%
 Garage Revenue          $          0  $       0  $        0   $    0     0.0%
 Other Misc. Revenue     $     57,515  $     282  $   53,040   $  260     3.4%
                         ----------------------------------------------------
  Subtotal Other Income  $     58,096  $     285  $   55,080   $  270     3.5%

                         ----------------------------------------------------
Effective Gross Income   $  1,417,870  $   6,950  $1,461,240   $7,163   100.0%

Operating Expenses
 Taxes                   $     64,212  $     315  $   61,200   $  300     4.2%
 Insurance               $     38,533  $     189  $   30,600   $  150     2.1%
 Utilities               $    299,615  $   1,469  $  285,600   $1,400    19.5%
 Repair & Maintenance    $    131,077  $     643  $  112,200   $  550     7.7%
 Cleaning                $      9,390  $      46  $   15,300   $   75     1.0%
 Landscaping             $          0  $       0  $        0   $    0     0.0%
 Security                $          0  $       0  $        0   $    0     0.0%
 Marketing & Leasing     $     16,661  $      82  $   16,320   $   80     1.1%
 General Administrative  $    128,964  $     632  $  132,600   $  650     9.1%
 Management              $     68,056  $     334  $   73,062   $  358     5.0%
 Miscellaneous           $          0  $       0  $        0   $    0     0.0%

                         ----------------------------------------------------
Total Operating Expenses $    756,508  $   3,708  $  726,882   $3,563    49.7%

 Reserves                $          0  $       0  $   61,200   $  300     8.4%

                         ----------------------------------------------------
Net Income               $    661,362  $   3,242  $  673,158   $3,300    46.1%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                    CAPITALIZATION RATES
              --------------------------------
                GOING-IN           TERMINAL
              ------------      --------------
              LOW     HIGH      LOW     HIGH
              --------------------------------
RANGE         5.50%   9.50%     6.00%   10.00%
AVERAGE           7.61%              8.14%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

               SUMMARY OF OVERALL
              CAPITALIZATION RATES
------------------------------------------------
COMP. NO.  SALE DATE  OCCUP.  PRICE/UNIT   OAR
---------  ---------  ------  ----------  -----
   I-1       Sep-03     91%    $ 46,597    9.14%
   I-2       May-03     93%    $ 50,702    8.02%
   I-3       Oct-03     90%    $ 26,180   12.42%
   I-4       Oct-03     93%    $ 34,653   10.41%
   I-5       Feb-03     91%    $ 39,175    9.18%
                                   High   12.42%
                                    Low    8.02%
                                Average    9.84%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.50% indicates a value of $6,800,000. In this instance, the reversion figure contributes approximately 35% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 33
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

--------------------------------------------------------------------------------

DISCOUNTED CASH FLOW ANALYSIS

                               TATES CREEK VILLAGE

                                      AIMCO


               YEAR                     OCT-2004     OCT-2005     OCT-2006     OCT-2007     OCT-2008     OCT-2009
           FISCAL YEAR                     1            2            3            4            5            6
-------------------------------------  ==========   ==========   ==========   ==========   ==========   ==========
REVENUE
   Base Rent                           $1,562,400   $1,609,272   $1,657,550   $1,707,277   $1,758,495   $1,811,250

   Vacancy                             $  124,992   $  128,742   $  132,604   $  136,582   $  140,680   $  144,900
   Credit Loss                         $   31,248   $   32,185   $   33,151   $   34,146   $   35,170   $   36,225
   Concessions                         $        0   $        0   $        0   $        0   $        0   $        0
                                       ----------   ----------   ----------   ----------   ----------   ----------
     Subtotal                          $  156,240   $  160,927   $  165,755   $  170,728   $  175,849   $  181,125

   Laundry Income                      $    2,040   $    2,101   $    2,164   $    2,229   $    2,296   $    2,365
   Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0
   Other Misc. Revenue                 $   53,040   $   54,631   $   56,270   $   57,958   $   59,697   $   61,488
                                       ----------   ----------   ----------   ----------   ----------   ----------
     Subtotal Other Income             $   55,080   $   56,732   $   58,434   $   60,187   $   61,993   $   63,853
                                       ----------   ----------   ----------   ----------   ----------   ----------

EFFECTIVE GROSS INCOME                 $1,461,240   $1,505,077   $1,550,230   $1,596,736   $1,644,638   $1,693,978

OPERATING EXPENSES:

   Taxes                               $   61,200   $   63,036   $   64,927   $   66,875   $   68,881   $   70,948
   Insurance                           $   30,600   $   31,518   $   32,464   $   33,437   $   34,441   $   35,474
   Utilities                           $  285,600   $  294,168   $  302,993   $  312,083   $  321,445   $  331,089
   Repair & Maintenance                $  112,200   $  115,566   $  119,033   $  122,604   $  126,282   $  130,071
   Cleaning                            $   15,300   $   15,759   $   16,232   $   16,719   $   17,220   $   17,737
   Landscaping                         $        0   $        0   $        0   $        0   $        0   $        0
   Security                            $        0   $        0   $        0   $        0   $        0   $        0
   Marketing & Leasing                 $   16,320   $   16,810   $   17,314   $   17,833   $   18,368   $   18,919
   General Administrative              $  132,600   $  136,578   $  140,675   $  144,896   $  149,242   $  153,720
   Management                          $   73,062   $   75,254   $   77,511   $   79,837   $   82,232   $   84,699
   Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0
                                       ----------   ----------   ----------   ----------   ----------   ----------

TOTAL OPERATING EXPENSES               $  726,882   $  748,688   $  771,149   $  794,284   $  818,112   $  842,655

   Reserves                            $   61,200   $   63,036   $   64,927   $   66,875   $   68,881   $   70,948
                                       ----------   ----------   ----------   ----------   ----------   ----------

NET OPERATING INCOME                   $  673,158   $  693,353   $  714,153   $  735,578   $  757,645   $  780,375
                                       ==========   ==========   ==========   ==========   ==========   ==========

   Operating Expense Ratio (% of EGI)        49.7%        49.7%        49.7%        49.7%        49.7%        49.7%
   Operating Expense Per Unit          $    3,563   $    3,670   $    3,780   $    3,894   $    4,010   $    4,131
                                       ==========   ==========   ==========   ==========   ==========   ==========



               YEAR                     OCT-2010     OCT-2011     OCT-2012     OCT-2013     OCT-2014
           FISCAL YEAR                     7            8            9            10           11
-------------------------------------  ==========   ==========   ==========   ==========   ==========
REVENUE
   Base Rent                           $1,865,587   $1,921,555   $1,979,202   $2,038,578   $2,099,735

   Vacancy                             $  149,247   $  153,724   $  158,336   $  163,086   $  167,979
   Credit Loss                         $   37,312   $   38,431   $   39,584   $   40,772   $   41,995
   Concessions                         $        0   $        0   $        0   $        0   $        0
                                       ----------   ----------   ----------   ----------   ----------
     Subtotal                          $  186,559   $  192,155   $  197,920   $  203,858   $  209,973

   Laundry Income                      $    2,436   $    2,509   $    2,584   $    2,662   $    2,742
   Garage Revenue                      $        0   $        0   $        0   $        0   $        0
   Other Misc. Revenue                 $   63,333   $   65,233   $   67,189   $   69,205   $   71,281
                                       ----------   ----------   ----------   ----------   ----------
     Subtotal Other Income             $   65,768   $   67,741   $   69,774   $   71,867   $   74,023
                                       ----------   ----------   ----------   ----------   ----------

EFFECTIVE GROSS INCOME                 $1,744,797   $1,797,141   $1,851,055   $1,906,587   $1,963,784

OPERATING EXPENSES:

   Taxes                               $   73,076   $   75,268   $   77,526   $   79,852   $   82,248
   Insurance                           $   36,538   $   37,634   $   38,763   $   39,926   $   41,124
   Utilities                           $  341,021   $  351,252   $  361,790   $  372,643   $  383,823
   Repair & Maintenance                $  133,973   $  137,992   $  142,132   $  146,396   $  150,787
   Cleaning                            $   18,269   $   18,817   $   19,382   $   19,963   $   20,562
   Landscaping                         $        0   $        0   $        0   $        0   $        0
   Security                            $        0   $        0   $        0   $        0   $        0
   Marketing & Leasing                 $   19,487   $   20,072   $   20,674   $   21,294   $   21,933
   General Administrative              $  158,331   $  163,081   $  167,974   $  173,013   $  178,203
   Management                          $   87,240   $   89,857   $   92,553   $   95,329   $   98,189
   Miscellaneous                       $        0   $        0   $        0   $        0   $        0
                                       ----------   ----------   ----------   ----------   ----------

TOTAL OPERATING EXPENSES               $  867,935   $  893,973   $  920,792   $  948,416   $  976,869

   Reserves                            $   73,076   $   75,268   $   77,526   $   79,852   $   82,248
                                       ----------   ----------   ----------   ----------   ----------

NET OPERATING INCOME                   $  803,786   $  827,899   $  852,736   $  878,319   $  904,668
                                       ==========   ==========   ==========   ==========   ==========

   Operating Expense Ratio (% of EGI)        49.7%        49.7%        49.7%        49.7%        49.7%
   Operating Expense Per Unit          $    4,255   $    4,382   $    4,514   $    4,649   $    4,789
                                       ==========   ==========   ==========   ==========   ==========


Estimated Stabilized NOI                     $   673,158
Months to Stabilized                                   1
Stabilized Occupancy                                92.0%


Sales Expense Rate                                  2.00%
Discount Rate                                      12.50%
Terminal Cap Rate                                  11.50%


                              "DCF" VALUE ANALYSIS


Gross Residual Sale Price                    $ 7,866,679
     Less: Sales Expense                     $   157,334
                                             -----------
Net Residual Sale Price                      $ 7,709,345
PV of Reversion                              $ 2,374,063
Add: NPV of NOI                              $ 4,400,992
                                             -----------
PV Total                                     $ 6,775,055


Deferred Maintenance                         $         0
Add: Excess Land                             $         0
Other Adjustments                            $         0
                                             -----------
Value Indicated By "DCF"                     $ 6,775,055
          Rounded                            $ 6,800,000



                          "DCF" VALUE SENSITIVITY TABLE


                                                 DISCOUNT RATE
                         --------------------------------------------------------------
      TOTAL VALUE          12.00%       12.25%       12.50%       12.75%       13.00%
---------------------    ----------   ----------   ----------   ----------   ----------
TERMINAL CAP    11.00%   $7,098,202   $6,989,436   $6,882,967   $6,778,738   $6,676,692
 RATE           11.25%   $7,040,534   $6,933,041   $6,827,812   $6,724,793   $6,623,930
                11.50%   $6,985,374   $6,879,097   $6,775,055   $6,673,195   $6,573,461
                11.75%   $6,932,562   $6,827,449   $6,724,543   $6,623,792   $6,525,140
                12.00%   $6,881,949   $6,777,952   $6,676,136   $6,576,447   $6,478,833

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 34
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                               TATES CREEK VILLAGE

                                                         TOTAL     PER SQ. FT.   PER UNIT    %OF EGI
                                                         -----     -----------   --------    -------
REVENUE
          Base Rent                                   $1,562,400    $    8.02     $ 7,659

          Less: Vacancy & Collection Loss    10.00%   $  156,240    $    0.80     $   766

          Plus: Other Income
            Laundry Income                            $    2,040    $    0.01     $    10      0.14%
            Garage Revenue                            $        0    $    0.00     $     0      0.00%
            Other Misc. Revenue                       $   53,040    $    0.27     $   260      3.63%
                                                      ----------    ---------     -------      ----
              Subtotal Other Income                   $   55,080    $    0.28     $   270      3.77%

EFFECTIVE GROSS INCOME                                $1,461,240    $    7.50     $ 7,163

OPERATING EXPENSES:

          Taxes                                       $   61,200    $    0.31     $   300      4.19%
          Insurance                                   $   30,600    $    0.16     $   150      2.09%
          Utilities                                   $  285,600    $    1.47     $ 1,400     19.55%
          Repair & Maintenance                        $  112,200    $    0.58     $   550      7.68%
          Cleaning                                    $   15,300    $    0.08     $    75      1.05%
          Landscaping                                 $        0    $    0.00     $     0      0.00%
          Security                                    $        0    $    0.00     $     0      0.00%
          Marketing & Leasing                         $   16,320    $    0.08     $    80      1.12%
          General Administrative                      $  132,600    $    0.68     $   650      9.07%
          Management                          5.00%   $   73,062    $    0.37     $   358      5.00%
          Miscellaneous                               $        0    $    0.00     $     0      0.00%

TOTAL OPERATING EXPENSES                              $  726,882    $    3.73     $ 3,563     49.74%

          Reserves                                    $   61,200    $    0.31     $   300      4.19%
                                                      ----------    ---------     -------     -----
NET OPERATING INCOME                                  $  673,158    $    3.45     $ 3,300     46.07%
                                                      ==========    =========     =======     =====
          "GOING IN" CAPITALIZATION RATE                   10.50%

          VALUE INDICATION                            $6,411,029    $   32.89     $31,427

          "AS IS" VALUE INDICATION
           (DIRECT CAPITALIZATION APPROACH)           $6,411,029

                        ROUNDED                       $6,400,000    $   32.84     $31,373

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 36
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE         VALUE             ROUNDED           $/UNIT          $/SF
--------         -----             -------           ------          ----
 9.75%         $6,904,185        $6,900,000         $33,824         $35.40
10.00%         $6,731,580        $6,700,000         $32,843         $34.37
10.25%         $6,567,395        $6,600,000         $32,353         $33.86
10.50%         $6,411,029        $6,400,000         $31,373         $32.84
10.75%         $6,261,935        $6,300,000         $30,882         $32.32
11.00%         $6,119,618        $6,100,000         $29,902         $31.30
11.25%         $5,983,627        $6,000,000         $29,412         $30.78

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $6,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                             $6,800,000
Direct Capitalization Method                              $6,400,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 37
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                             Not Utilized
Sales Comparison Approach                                  $6,500,000
Income Approach                                            $6,500,000
Reconciled Value                                           $6,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of November 19, 2003 the market value of the fee simple estate in the property is:

                                   $6,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                     ADDENDA
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                             [PICTURE]

         EXTERIOR                                        EXTERIOR - LANDSCAPE

         [PICTURE]                                             [PICTURE]

EXTERIOR - APARTMENT BUILDING                          INTERIOR - APARTMENT UNIT

         [PICTURE]                                             [PICTURE]

   EXTERIOR - TENNIS COURT                              EXTERIOR - ENTRANCE GATE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                              SUBJECT PHOTOGRAPHS

         [PICTURE]                                             [PICTURE]

EXTERIOR - VOLLEYBALL COURT                                EXTERIOR - FACADE

         [PICTURE]                                             [PICTURE]

    EXTERIOR - ACCESS                                     INTERIOR - ACCESS

         [PICTURE]                                             [PICTURE]

     EXTERIOR - POOL                                     EXTERIOR - CLUB HOUSE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1           COMPARABLE I-2            COMPARABLE I-3

 BRECKINRIDGE COURT    CHINOE CREEK APARTMENTS     CLOISTERS APARTMENTS
420-430 Redding Road  3520-3558 Creekwood Drive  3501-3550 Pimilco Parkway
   Lexington, KY           Lexington, KY             Lexington, KY

     [PICTURE]                [PICTURE]                 [PICTURE]

   COMPARABLE I-4           COMPARABLE I-5

   PATCHEN PLACE         OLD FARM APARTMENTS
 200 Patchen Drive         3751 Appian Way
   Lexington, KY            Lexington, KY

     [PICTURE]                [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                    COMPARABLE
         DESCRIPTION                               SUBJECT                                            R - 1
         -----------                               -------                                            -----
  Property Name                 Tates Creek Village                             Breckinridge Court
  Management Company            AIMCO
LOCATION:
  Address                       3051 Kirklevington Drive                        420-420 Redding Road
  City, State                   Lexington, Kentucky                             Lexington, KY
  County                        Lexington-Fayette                               Fayette-Lexington
  Proximity to Subject                                                          1-mile south of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)        194,910                                         268,650
  Year Built                    1970                                            1987
  Effective Age                 30                                              16
  Building Structure Type       Brick & wood siding walls; asphalt shingle roof Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc) Garage, Open Covered                            Open, Covered
  Number of Units               204                                             382
  Unit Mix:                             Type              Unit   Qty.  Mo. Rent    Type            Unit        Qty.     Mo.
                                 1 1Br/1Ba - A              640   32     $519   1 1Br/1Ba            708       246     $582
                                 2 1Br/1Ba - B              720   45     $539   6 2Br/1.5Ba        1,080       136     $774
                                 3 1Br/1Ba - w/ Large       720    7     $519
                                 4 1Br/1Ba - w/o Large      720    1     $539
                                 5 1Br/1Ba - B              720   31     $559
                                 6 2Br/1.5 - C            1,200   31     $729
                                 7 3 Br/1.5 Ba -D         1,250   31     $749
                                 8 3 Br/2.5 Ba -E         1,500    6     $919
                                 9 3 Br/2.5 Ba -F         1,550   18     $949
                                10 1Br/1Ba - Efficiency     550    2     $449

  Average Unit Size (SF)        955                                             840
  Unit Breakdown:                Efficiency          0%      2-Bedroom      39%   Efficiency      0%      2-Bedroom      64%
                                 1-Bedroom          61%      3-Bedroom       0%   1-Bedroom      36%      3-Bedroom       0%
CONDITION:                      Good                                            Good
APPEAL:                         Average                                         Good
AMENITIES:
  Unit Amenities                     Attach. Garage        Vaulted Ceiling           Attach. Garage        Vaulted Ceiling
                                     Balcony            X  W/D Connect.              Balcony            X  W/D Connect.
                                     Fireplace             Other                  X  Fireplace             Other
                                     Cable TV Ready                               X  Cable TV Ready
  Project Amenities               X  Swimming Pool                                X  Swimming Pool
                                     Spa/Jacuzzi           Car Wash                  Spa/Jacuzzi           Car Wash
                                     Basketball Court      BBQ Equipment          X  Basketball Court      BBQ Equipment
                                     Volleyball Court      Theater Room           X  Volleyball Court      Theater Room
                                  X  Sand Volley Ball   X  Meeting Hall           X  Sand Volley Ball   X  Meeting Hall
                                  X  Tennis Court          Secured Parking        X  Tennis Court          Secured Parking
                                     Racquet Ball       X  Laundry Room              Racquet Ball       X  Laundry Room
                                     Jogging Track         Business Office           Jogging Track      X  Business Office
                                  X  Gym Room                                     X  Gym Room
                                  X   Tanning Room                                    Tanning Room
OCCUPANCY:                      89%                                             91%
LEASING DATA:
  Available Leasing Terms       6 to 15 Months                                  6 to 15 Months
  Concessions                   2 Months                                        2 Months
  Pet Deposit                   $150 to $300                                    $150 to $300
  Utilities Paid by Tenant:       X  Electric           X  Natural Gas            X  Electric           X  Natural Gas
                                  X  Water                 Trash                  X  Water                 Trash
  Confirmation                  Michelle Harvey/Property Manager                Joseph Beard (Property Manager)
  Telephone Number              859 272 3481                                    877 256 1850
NOTES:                                                                          None
COMPARISON TO SUBJECT:                                                          Superior

                                                    COMPARABLE                                      COMPARABLE
         DESCRIPTION                                  R - 2                                           R - 3
         -----------                                  -----                                           -----
  Property Name                 Chinoe Creek                                    Sonnet Cove Apartments
  Management Company                                                            Worthing Southeast Corporation
LOCATION:
  Address                       3520-3558 Creekwood Drive                       475-531 Lake Toer Drive
  City, State                   Lexington, KY                                   Lexington, KY
  County                        Fayette-Lexington                               Fayette-Lexington
  Proximity to Subject          2-miles northeast of subject                    3 miles northeast of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)        297,810                                         336,508
  Year Built                    1983                                            1972
  Effective Age                 20                                              31
  Building Structure Type       Brick & wood siding walls; asphalt shingle roof Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc) Open, Covered                                   Open, Covered
  Number of Units               356                                             332
  Unit Mix:                        Type           Unit        Qty.     Mo.         Type            Unit         Qty.    Mo.
                                1 1Br/1Ba           676       180     $559      1 1 Br/1 Ba          650         99    $510
                                3 2Br/1Ba         1,000       176     $629      6 2Br/1.5 Ba       1,050        102    $599
                                                                                7 2Br/2Ba          1,200         60    $727
                                                                                8 3Br/2Ba          1,400         71    $804

  Average Unit Size (SF)        836                                             1,033
  Unit Breakdown:                 Efficiency      0%      2-Bedroom      49%      Efficiency      0%     2-Bedroom      49%
                                  1-Bedroom      51%      3-Bedroom       0%      1-Bedroom      29%     3-Bedroom      22%
CONDITION:                      Good                                            Average
APPEAL:                         Good                                            Average
AMENITIES:
  Unit Amenities                     Attach. Garage        Vaulted Ceiling           Attach. Garage        Vaulted Ceiling
                                     Balcony            X  W/D Connect.              Balcony            X  W/D Connect.
                                  X  Fireplace             Other                  X  Fireplace             Other
                                  X  Cable TV Ready                               X  Cable TV Ready
  Project Amenities               X  Swimming Pool                                X  Swimming Pool
                                     Spa/Jacuzzi           Car Wash                  Spa/Jacuzzi           Car Wash
                                  X  Basketball Court      BBQ Equipment          X  Basketball Court      BBQ Equipment
                                     Volleyball Court      Theater Room              Volleyball Court      Theater Room
                                  X  Sand Volley Ball   X  Meeting Hall           X  Sand Volley Ball   X  Meeting Hall
                                  X  Tennis Court          Secured Parking        X  Tennis Court          Secured Parking
                                     Racquet Ball       X  Laundry Room              Racquet Ball       X  Laundry Room
                                     Jogging Track      X  Business Office           Jogging Track      X  Business Office
                                  X  Gym Room                                     X  Gym Room
                                      Tanning Room                                    Tanning Room
OCCUPANCY:                      93%                                             90%
LEASING DATA:
  Available Leasing Terms       6 to 15 Months                                  6 to 15 Months
  Concessions                   3 Months                                        Payout Lease
  Pet Deposit                   $150 to $300                                    $150 to $300
  Utilities Paid by Tenant:       X  Electric           X  Natural Gas            X  Electric           X  Natural Gas
                                  X  Water                 Trash                  X  Water                 Trash
  Confirmation                  Joseph Beard (Property Manager)                 May 1, 2003; Joseph Beard (Property Manager)
  Telephone Number              877 261 8386                                    877 261 8392
NOTES:                          None                                            None
COMPARISON TO SUBJECT:          Superior                                        Similar

                                                   COMPARABLE                                       COMPARABLE
         DESCRIPTION                                 R - 4                                            R - 5
         -----------                                 -----                                            -----
  Property Name                 Patchen Place                                   Old Farm Apartments
  Management Company
LOCATION:
  Address                       200 Patcehn Drive                               3751 Appian Way
  City, State                   Lexington, KY                                   Lexington, KY
  County                        Fayette-Lexington                               Fayette-Lexington
  Proximity to Subject          3 miles northeast of subject                    1 mile south of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)        166,080                                         281,244
  Year Built                    1973                                            1985
  Effective Age                 30                                              18
  Building Structure Type       Brick & wood siding walls; asphalt shingle roof Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc) Open, Covered                                   Open, Covered
  Number of Units               202                                             330
  Unit Mix:                         Type          Unit        Qty.      Mo.        Type           Unit         Qty.    Mo.
                                1 1 Br/1 Ba         656        88      $499     1 1 Br/1 Ba       635          144    $655
                                2 2Br/2Ba           919        94      $599     3 2Br/2Ba         759          186    $775
                                6 3Br/2Ba         1,100        20      $689

  Average Unit Size (SF)        822                                             705
  Unit Breakdown:                 Efficiency      0%      2-Bedroom      46%      Efficiency     0%      2-Bedroom      57%
                                  1-Bedroom      43%      3-Bedroom      11%      1-Bedroom     43%      3-Bedroom       0%
CONDITION:                      Good                                            Good
APPEAL:                         Good                                            Good
AMENITIES:
  Unit Amenities                     Attach. Garage        Vaulted Ceiling           Attach. Garage     X  Vaulted Ceiling
                                     Balcony            X  W/D Connect.              Balcony            X  W/D Connect.
                                  X  Fireplace             Other                  X  Fireplace             Other
                                  X  Cable TV Ready                               X  Cable TV Ready
  Project Amenities               X  Swimming Pool                                X  Swimming Pool
                                     Spa/Jacuzzi           Car Wash                  Spa/Jacuzzi           Car Wash
                                  X  Basketball Court      BBQ Equipment          X  Basketball Court      BBQ Equipment
                                     Volleyball Court      Theater Room              Volleyball Court      Theater Room
                                  X  Sand Volley Ball   X  Meeting Hall           X  Sand Volley Ball   X  Meeting Hall
                                  X  Tennis Court          Secured Parking        X  Tennis Court          Secured Parking
                                     Racquet Ball       X  Laundry Room              Racquet Ball       X  Laundry Room
                                     Jogging Track      X  Business Office           Jogging Track      X  Business Office
                                  X  Gym Room                                     X  Gym Room
                                      Tanning Room                                    Tanning Room
OCCUPANCY:                      93%                                             91%
LEASING DATA:
  Available Leasing Terms       6 to 15 Months                                  6 to 15 Months
  Concessions                   2 Months                                        2 Months
  Pet Deposit                   $150 to $300                                    $150 to $300
  Utilities Paid by Tenant:       X  Electric           X  Natural Gas            X  Electric           X  Natural Gas
                                  X  Water                 Trash                  X  Water                 Trash
  Confirmation                  May 1, 2003; Joseph Beard (Property Manager)    May 1, 2003; Joseph Beard (Property Manager)
  Telephone Number              888 386 9390                                    877 261 8381
NOTES:                          None                                            None
COMPARISON TO SUBJECT:          Superior                                        Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1             COMPARABLE R-2                COMPARABLE R-3

 BRECKINRIDGE COURT           CHINOE CREEK             SONNET COVE APARTMENTS
420-420 Redding Road    3520-3558 Creekwood Drive     475-531 Lake Toer Drive
   Lexington, KY             Lexington, KY                 Lexington, KY

    [PICTURE]                  [PICTURE]                     [PICTURE]

  COMPARABLE R-4             COMPARABLE R-5

   PATCHEN PLACE          OLD FARM APARTMENTS
 200 Patcehn Drive          3751 Appian Way
  Lexington, KY              Lexington, KY

    [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Daniel Salcedo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                       /s/ Jeff W. Briggs
                                       -----------------------------------------
                                                   Jeff Briggs, MAI
                                        Engagement Director, Real Estate Group
                                       Commonwealth of Kentucky State Certified
                                        General Real Property Appraiser #002611

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                              JEFF W. BRIGGS, MAI

                     ENGAGEMENT DIRECTOR, REAL ESTATE GROUP

POSITION Jeff W. Briggs is an engagement director for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation                 Mr. Briggs' valuation experience includes all types
                           of industrial property, Class A office buildings, regional malls, neighborhood and community shopping centers, apartments, hotels, and both daily fee and private golf facilities. He has appraised the vacant land of farms and ranches, single-family residential subdivisions, commercial subdivisions, commercial urban properties, and conservation easements.
                           Special-purpose property valuations he has performed include a large pork production facility, cemeteries, nursing homes, and outpatient surgical clinics.
                           Purchase price allocation assignments included valuation of the land components of a professional sports stadium and a pork production facility. Mr.
                           Briggs has completed assignments in over 30 states throughout the country.

 Court Mr. Briggs has testified as an expert witness in federal bankruptcy court concerning an apartment complex in Odessa, Texas; given deposition on an appraisal of an industrial building in Sydney, Ohio; and assisted in condemnation assignments for the Texas Highway Department.

 Business Mr. Briggs joined AAA in 2000. Prior to joining AAA, he was a manager in the Dallas office of Arthur Andersen LLP from 1996 to 1999. Previously, Mr. Briggs had served as a senior appraiser for Wilson K. Mason Company and Integrated Evaluation, both Dallas real estate appraisal companies, and had been employed by Harvey Cornwell and Associates, also a Dallas-based real estate valuation firm.

EDUCATION                  University of North Texas

                            Bachelor of Business Administration - Real Estate

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

PROFESSIONAL               Appraisal Institute, MAI Designated Member
 AFFILIATIONS

STATE CERTIFICATIONS       State of Arizona, Certified General
                           Real Estate Appraiser, #31114

                           State of Arkansas, State Certified General Appraiser, #CG1588N

                           State of Indiana, Certified General Appraiser, #CG40200493

                           Commonwealth of Kentucky, Certified General Real Property Appraiser, #002611

                           State of Michigan, Certified General Appraiser, #1201068301

                           State of Minnesota, Certified General Real Property Appraiser, #AP-20280553

                           State of Mississippi, State Certified General Real Estate Appraiser, #GA-625

                           State of Nebraska, Certified General Real Estate Appraiser, #CG230072R

                           State of Oregon, State Certified General Appraiser, #C000713

                           Commonwealth of Pennsylvania, Certified General Appraiser, #GA001870

                           State of Tennessee, Certified General Real Estate Appraiser, #00003246

                           State of Texas, State Certified General Real Estate Appraiser, #TX-1321403-G

                           State of Washington, Certified General Real Estate Appraiser, #1101000

AMERICAN APPRAISAL ASSOCIATES, INC.
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.